SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2002

DALEEN TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27491	65-0944514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S.Employer Identification No.)

902 Clint Moore Road, Suite 230 Boca Raton, Florida (Address of principal executive offices)	33487 (Zip Code)

(561) 999-8000
(Registrant’s telephone number, including area code)

INFORMATION WITH RESPECT TO FORWARD-LOOKING STATEMENTS
SIGNATURES

Item 5 – Other Events.

     Daleen Technologies, Inc. (“Daleen” or the “Company”), a global provider of high performance billing and customer care software solutions that manage the revenue chain, on July 19, 2002, reported its second consecutive quarter of revenue growth, while continuing to hold expense levels for the second quarter of 2002. The Company reported revenues of over $2.0 million for its second quarter of 2002. Net loss for the quarter was $2.3 million, or $0.10 per share, compared with a $2.8 million net loss, or $0.13 per share during the first quarter of 2002, and compared to a net loss of $18.0 million, or $2.02 per share in the second quarter of 2001.

     Second Quarter Highlights:

•	Daleen recorded an increase in revenue from existing customers, including $700,000 in growth-related new license revenue from Integra Telecom, a provider of local, long-distance and Internet services for small and midsize businesses.

•	Total expenses were $4.8 million for the second quarter of 2002, which included $745,000 in restructuring charges, compared to total expenses of $4.8 million for the first quarter of 2002, and compared to total expenses of $21.8 million for the second quarter of 2001. Total expenses in the second quarter of 2001 included restructuring charges of $4.8 million. The reduced level of expenses reflects the Company’s continued improvements in sustaining a lower cost of operations.

•	Total expenses for the six months ended June 30, 2002 were $9.7 million, compared to $49.5 million for the same period in 2001. Total expenses for the six months ended June 30, 2002 and 2001 included $745,000 and $7.8 million of restructuring charges, respectively.

•	The Company realized a gain of $391,000 in non-operating income on the sale of its subsidiary, PartnerCommunity, Inc.

•	Daleen was recognized as a finalist in the Operational Excellence category of the 2002 Billing World Excellence Awards, which the telecom community has come to regard as an important acknowledgement of the best the industry has to offer.

     The Company has methodically reduced expenses and cash used to support operations over the previous eighteen months to bring its business in line with a severe downturn in overall market conditions and in order to reach profitability as quickly as possible. Daleen anticipates lower expense levels in the third quarter and a further reduction in its use of cash.

     Daleen’s key financial objectives include: increasing revenue in each of the coming quarters, maintaining operating expenses below $3.5 million per quarter and keeping cash used in the third quarter to below $2.5 million.

Daleen Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	June 30	December 31
	2002	2001

Assets
Current assets:
Cash and cash equivalents	$7,203	$13,093
Restricted Cash	30	30
Accounts receivable, net	1,939	2,885
Other current assets	294	436

Total current assets	9,466	16,444
Property and equipment, net	1,797	2,704
Other assets	1,712	2,045

Total assets	$12,975	$21,193

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued payroll and other accrued expenses	1,831	3,733
Accounts payable	212	678
Billings in excess of costs	845	1,323
Deferred revenue	697	1,013

Total current liabilities	3,585	6,747
Minority Interest	—	184
Total stockholders’ equity	9,390	14,262

Total liabilities and stockholders’ equity	$12,975	$21,193

Daleen Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations
(in thousands except per share data)
Unaudited

	Three Months Ended			Six Months Ended

	June 30	March 31	June 30	June 30	June 30
	2002	2002	2001	2002	2001

Revenue:
License fees	$753	211	1,063	963	2,775
Professional services and other	1,290	1,689	2,351	2,983	5,750

Total revenue	2,043	1,900	3,414	3,946	8,525

Cost of revenue:
License fees	63	36	321	98	368
Professional services and other	608	1,003	1,608	1,614	5,043

Total cost of revenue	671	1,039	1,929	1,712	5,411

Gross margin	1,372	861	1,485	2,234	3,114
Operating expenses:
Sales and marketing	1,083	1,149	2,632	2,233	6,955
Research and development	1,054	1,328	3,179	2,386	8,506
General and administrative	1,250	1,333	5,639	2,583	8,936
Amortization of goodwill and other intangibles	—	—	3,642	—	8,579
Impairment of long lived assets	—	—	—	—	3,307
Restructuring charges	745	—	4,771	745	7,764

Total operating expenses	4,132	3,810	19,863	7,947	44,047

Operating loss	(2,760)	(2,949)	(18,378)	(5,713)	(40,933)

Other income:
Interest income and nonoperating income, net	118	147	373	268	619
Gain on sale of subsidiary	391	—	—	391	—

Total other income, net	509	147	373	659	619

Net loss	$(2,251)	(2,802)	(18,005)	(5,054)	(40,314)
Less: preferred stock dividends	—	—	(26,065)	—	(26,065)

Net loss applicable to common shareholders	$(2,251)	(2,802)	(44,070)	(5,054)	(66,379)

Net loss applicable to common shareholders per share - basic and diluted	$(0.10)	(0.13)	(2.02)	(0.22)	(3.05)

Weighted average outstanding shares - basic and diluted	23,532	22,225	21,812	22,882	21,799

INFORMATION WITH RESPECT TO FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this report may be considered “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management as well as the assumptions on which such statements are based. Prospective investors and stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include variance of quarterly operating results; not yet achieving profitability; liquidity and capital resources; competition; need to expand sales and distribution capabilities; lengthy sales cycles and timing of contract awards; general economic conditions, including the economic conditions affecting the Company’s existing and prospective customers; ability to attract and retain qualified employees; our continued use of strategic relationships to implement and sell our products; managing growth; planned international operations; meeting customer expectations; general market conditions, and quality of software delivered. These and additional important factors to be considered are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, and in the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DALEEN TECHNOLOGIES, INC

	By:	/s/ Jeanne Prayther

Jeanne Prayther Chief Financial Officer, Secretary and Treasurer

Dated: July 19, 2002